Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

July 12, 2016

Commissioners:

We have read the statements made by IHS Markit Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of IHS Markit Ltd. dated July 12, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, Hays Galleria, 1 Hays Lane, London, SE1 2RD

T: +44 (0) 2075 835 000, F: +44 (0) 2078 041 001, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.